Exhibit 10.18

CONFIDENTIAL

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and executed on this 27th day of January, 2023 (“Effective Date”) by and between (1) Anew Medical Acquisition Corp (“AMAC”) a Wyoming corporation with an address of 13576 Walnut Street, Omaha, NE 68144 USA (hereinafter referred to as “ANEW” or “the Company”) and Affiliates, successors and permitted assigns; and (2) TELEOST BIOPHARMACEUTICALS, LLC an Arizona Corporation, with principal place of business at 2500 Dartmouth Street, Boulder, CO 80305 USA (“TELEOST”). ANEW and TELEOST are individually referred to as a “Party” and jointly as “Parties”.

RECITALS

(A)	WHEREAS ANEW MEDICAL, INC. is a medical product and technology holding company investing in the development of important, life-saving novel therapeutics and diagnostics;

(B)	WHEREAS ANEW MEDS INC (“ANEW MEDS”) is the subsidiary of ANEW MEDICAL, INC. Holding that is involved in the planning, strategizing, budgeting, and development of such life-saving therapies and diagnostics; and

(C)	WHEREAS TELEOST LLC and its Affiliates is a biopharmaceutical company possessing novel, proprietary technologies and know-how in the production and development of peptide agonists and antagonists (ligands) that bind the human melanocortin 1 receptor (MC1R) molecules.

(D)	THEREFORE this AGREEMENT defines the obligations of ANEW MEDICAL, INC (LICENSEE) in licensing the exclusive world wide rights to fund, develop, manufacture, and commercialize certain peptide-based pharmaceutical product candidates from the TELEOST LLC (LICENSOR) patent portfolio.

AGREEMENT

NOW THEREFORE, inconsideration of the premises, the mutual promises and covenants of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, do hereby agree as follows;

1.	DEFINITIONS AND INTERPRETATION.

1.1.	Definitions. For the purposes of this Agreement, the following words and phrases shall bear the respective meanings assigned to them below (and cognate expressions shall bear corresponding meanings):

1.1.1.	“Affiliate” of a Party means, any other corporation, business entity or person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is Under Common Control with such Party. The expressions “Control”, “Controlled by” and “Under Common Control with” means either (a) possession of fifty percent (50%) or more of the voting securities of a Party; or (b) the power to direct the management or policies of a Party, whether through ownership of voting securities; by contract or otherwise.

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1.1.2.	“Agreement” has the meaning set forth in the preamble hereto.

1.1.3.	“API” means the active pharmaceutical ingredient.

1.1.4.	“Applicable Law” means all applicable laws, rules and regulations including any rules, regulations, guidelines or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.1.5.	“cGMP” means (A) the current standards recognized and adopted worldwide for the control and management of manufacturing and quality control of foods, pharmaceutical products and medical devices; (B) the guidelines that outline the aspects of production that would affect the quality of pharmaceutical products or food; and (C) includes the guidelines that may be adopted by the Parties hereto corresponding to Applicable Law.

1.1.6.	“Confidential Information” means any all information or material that at any time before or after the Effective Date has been or is provided or communicated to the receiving Party by or on behalf of the Disclosing Party including by a Third Party pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto; any data, ideas, concepts or techniques contained therein; and any modifications thereof or derivations therefor. Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing confidential information or other any other form now known or hereafter invented. The Disclosing Party shall use best efforts to reduce Confidential Information to written form and formally designate the material as Confidential Information. Information shall be considered Confidential Information, even if not designated as such, if it concerns any Intellectual Property, or if such information is reasonably understood by the Receiving Party to be confidential by its nature.

1.1.7.	“Commercially Reasonable Efforts” means those efforts that would be made by a reasonably prudent businessperson acting in good faith and in the exercise of reasonable commercial judgment under the applicable circumstances.

1.1.8.	“Development” means the process of drug development to include manufacturing, formulation, pre-clinical studies, clinical studies, post-marketing studies, regulatory affairs, regulatory submissions, and other actions required to bring medical products to the Market.

1.1.9.	“Disclosing Party” means the Party disclosing Confidential Information under this Agreement.

1.1.10.	“Effective Date” has the meaning set forth in preamble hereto.

1.1.11.	“Intellectual Property” means all patents, copyrights, trademarks, service marks, service names, trade names, internet domain names, e-mail addresses, applications or registration for any of the foregoing, or extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto, brand marks, brand names, trade dress, labels, logos, know-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents and any similar or other type of titles, rights and interests and intangible assets recognized under any laws or international conventions in any country as intellectual property to which rights of ownership accrue pursuant to such laws or conventions or under any applicable license or contract, whether now existing or hereafter created, together with all modifications, enhancements and improvements thereto.

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1.1.12.	“Melanocortin Receptors” means in respect of the Product, the receptor targets for melaonocortin-binding peptides and drugs that activate (agonist) or inactivate (antagonists) the MCR1 receptor.

1.1.13.	“Market” or “Marketing” means promotion, distribution, marketing, advertising, use, offer for sale and/or sale.

1.1.14.	“Net Sales” means with respect to the Product, the aggregate gross sales amount in the Territory (“Gross Sales”), less the following deductions and provisions made ANEW for such deductions, all determined in accordance with ANEW’s standard practices for other pharmaceutical products, consistently applied:

(i)	two percent (2%) of Gross Sales in the Territory to cover cash discounts given by ANEW;

(ii)	reasonable estimates for any adjustments on account of price adjustments, billing adjustments, shelf stock adjustments, promotional payments, or other similar allowances affecting the Product;

(iii)	reasonable estimates for chargebacks, rebates, administrative fee arrangements, reimbursements, and similar payments to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;

(iv)	reasonable estimates for amounts due to Third Parties on account of rebate payments or other price reductions based on sales by ANEW in respect of state or federal programs;

(v)	reasonable estimates for allowances and credits to Third Parties on account of rejected, damaged, returned or recalled Product;

(vi)	any government mandated tax; and

(vii)	other specifically identifiable amounts that are substantially similar to those credits and deductions listed above.

1.1.15.	“Net Profit” means, Net Sales of the Product in during the Payment Period in the Territory minus the Operating Allowance (as defined below) during the Payment Period in the Territory minus the Supply Price.

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1.1.16.	“Operating Allowance” means ten percent (10%) of Net Sales towards ANEW’s sales and distribution expenses of the Product in the Territory, if applicable.

1.1.17.	“Product” means a finished dosage pharmaceutical drug for human consumption and containing the respective API as an active ingredient in the forms and strengths specified therein.

1.1.18.	“Receiving Party” means the Party receiving Confidential Information under this Agreement.

1.1.19.	“Regulatory Approval” means, with respect to a particular pharmaceutical [or biological product] and a particular country, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to Market such product in such country, including, where applicable, (i) the Marketing Authorization Application (“MAA”) or New Drug Application (“NDA”) filed with the Regulatory Authority, and all variations thereto; (ii) pricing or reimbursement approval in such country, (iii) pre-and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (iv) labeling approval.

1.1.20.	“Regulatory Authority” means any and all governmental bodies, organizations and agencies whose approval is necessary to manufacture, store, import, use and/or Market the Product in the Territory.

1.1.21.	“Regulatory Documentation” means all information and data generated by ANEW required to be submitted to the Regulatory Authorities, including Dossier, clinical studies, tests, and biostudies relating to the Product, as well as all correspondence with Regulatory Authorities (registration and licenses, regulatory drug lists, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports.

1.1.22.	“Regulatory Expenses” means all costs and expenses for filing, obtaining and maintaining the Regulatory Approvals, expenses charged by any Regulatory Authority related to the Facility, all annual fees and charges, inspections fees of Regulatory Authority, expenses for testing, pharmaceutical equivalence, clinical studies, bioequivalence studies, expenses of manufacture, import, export of samples, and maintenance of working standards for such testing.

1.1.23.	“Specifications” means the requirements and standards of the Regulatory Authority, and as agreed by the Parties, relating to the Product including manufacturing, handling, storing and packaging requirements of the Product, which may be amended or supplemented from time to time.

1.1.24.	“Territory” means world wide, country by country, region by region.

1.1.25.	“Third Party” means any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity other than TELEOST, ANEW and their respective Affiliates.

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1.2.	Interpretation. (a) Unless the context of this Agreement otherwise requires, (i) words of one gender include the other gender; and (ii) words using the singular or plural number also include the plural or singular number, respectively. (b) Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days; (c) References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (d) Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement: (e) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (f) All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (g) References to any Party or Third Party include the successors and permitted assigns of that Party or Third Party; (h) References to Articles, Sections, and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified; (i) The Section headings in this Agreement are for convenience of reference only and shall not be deemed to affect the interpretation of any provision of this Agreement; (j) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (k) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (l) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

2.	GRANT OF RIGHTS.

2.1.	Field of Use.

Gamma-melanocortins (“ɣ-melanocortins”) also referred to as gamma-melanocyte stimulating hormones (“gamma-MSH”) comprised of drug and peptide chemicals, API and pharmaceuticals that bind, affect, and potentially treat diseases directly or indirectly related to human MC1R receptors and commercial indications for use, and do not compete or interfere with TELEOST LLC clinical cosmetic indications for use.

2.2.	Licensee Rights.

Exclusive license in TERRITORY, with the right to sublicense, to PATENTS in FIELD OF USE, and in conformity with TELOST LLC licenses from University of Arizona (UofA) and other intellectual property sources.

2.3.	Licensed Patents and Know how.

Licensed patents are shown in Addendum I. UofA will control the prosecution of any patent applications, provided UfoA will consult TELEOST and LICENSEE on the prosecution of LICENSED PATENTS under this agreement and keep LICENSEE fully informed with respect thereto. LICENSEE will pay for annual fees and legal fees for patents already issued and will pay for patent costs associated with any new patent applications related to gamma (ɣ)-melanocortins and the MC1R receptors.

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2.4.	License. During the Term, TELEOST, for itself and its Affiliates, hereby grants to ANEW, in accordance with the terms and subject to the conditions of this Agreement, an exclusive sub-licensable right and license on the Development, Manufacturing, Regulatory Approval, Regulatory Documentation and all existing and future Intellectual Property Rights (including know-how) owned or controlled by TELEOST and/or its Affiliates solely to the extent necessary to make or have made, use or have used, import or have imported, register, Market and have Marketed (either directly or through its Affiliates or a Third Party sales force) the Product under a brand name owned by ANEW (or its Affiliates) in the Territory during the Term. ANEW accepts, on behalf of itself and its Affiliates, the grant of such exclusive rights from TELEOST and its Affiliates.

2.5.	Exclusivity. During the Term, TELEOST and its Affiliates shall exclusively license and support the API and Product development for ANEW and its Affiliates in the Territory.

2.6	Term. Until expiration of the last to expire of the LICENSED PATENTS, unless sooner terminated as provided in another specific provision.

2.7	Restrictive Covenants. During the Term, other than as permitted hereunder, neither ANEW nor any of its Affiliates shall, directly or through a Third Party, manufacture, develop, market nor distribute any Competing Product in which TELEOST and ANEW jointly agree that it competes with TELEOST’s line of Cosmetic Products in the Territory. During the Term, neither TELEOST nor any of its Affiliates shall, directly or through a Third-Party, develop, acquire, seek Regulatory Approval for, manufacture, have manufactured or Market any Competing Product of ANEW’s in the Territory.

2.8	Assignment to Affiliate. ANEW may exercise any of its respective rights under this Agreement, and perform any of its respective obligations, by or through its Affiliate, provided that ANEW shall be liable for the actions and inactions of its Affiliates and shall confirm that its Affiliates are aware of and will comply with the provisions of this Agreement.

3.	REGULATORY APPROVAL

3.1.	Regulatory Approval. During the Term of this Agreement, ANEW shall provide TELEOST and/or its designee with copies of all relevant Regulatory Documentation and updates in a form of as required by the Regulatory Authority in connection with the Product as required by the Regulatory Authority.

3.2	Regulatory Milestones and Milestone Payments.

Refer to Section 4.0 below.

3.2.	Ownership of Regulatory Approval. It has been agreed between the Parties that, during the Term and thereafter, ANEW or its designee shall own and remain the owner of all Regulatory Approvals obtained by ANEW for the Product in the Territory.

3.3.	Communications with the Regulatory Authorities. ANEW shall be solely responsible for all communications with the Regulatory Authorities relating to the Regulatory Approval of the Product in the Territory; provided, however, TELEOST shall timely assist ANEW, at TELEOST’s cost, in addressing any questions from the Regulatory Authorities about the Product for the purpose of obtaining and maintaining Regulatory Approval of the Product in the Territory.

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3.4.	General. Each Party shall perform, or cause to be performed, its activities in furtherance of the provisions of this Section 3 in a good scientific manner, in compliance in all material respects with all requirements of Applicable Law and industry standards, and in an efficient and expeditious manner and shall reasonably cooperate with the other Party in all material respects.

4.	COMMERCIAL TERMS - CONSIDERATION.

4.1.	License Fee.

$10,000 due to TELEOST upon signing this Agreement. Another License Fee of $50,000 will be paid at 12 months from the effective date of this Agreement. The License Fees are nonrefundable, non-creditable.

4.2.	Patent Costs.

LICENSEE shall pay TELEOST costs for pending patent applications (not yet issued) pertaining to MC1R patent application(s) by LICENSEE pertaining to MC1R-binding molecules, compositions, or use will be paid by ANEW.

4.3	Milestone Payments.

As consideration of the exclusive rights granted to ANEW and accompanying exclusive license on the Development and Regulatory Approval, ANEW shall pay TELEOST the following Milestone Payments in the amounts and at the time specified below (“Milestone Payments”).

Milestones	Payment Amount in US$’s
Approval of each Investigational New Drug application (IND in US)	$50,000
Approval of each Clinical Trials Agreement (CTA=IND) submission (ex-US)	$15,000
Approval to start first (each) Phase III clinical trial (multi-national)	$100,000
Non-FDA (ex-US) Market Approval (by non-US regulatory authority)	$250,000
Approval of NDA to market and sell in the US (FDA-approval)	$500,000
First commercial sale ex-US of (each) Approved LICENSED product	$150,000
First commercial sale of (each) FDA-approved LICENSED product	$500,000
Net commercial sales of US$100 million or more of (each) LICENSED PRODUCT (in addition to Royalty Payment)	$1,000,000

Milestone payments are non-refundable and non-creditable against future royalties.

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4.4	Royalty Payments.

Royalty Payments are 10% of Net Sales on commercial products or reagents, and 15% of any revenue to LICENSEE not based on Net Sales (e.g., Sub-License Fees, milestone payments from Sub-licensee, maintenance fees from Sub-licensee, other royalties) received by LICENSEE in consideration for the TELEOST-licensed intellectual properties, other than R&D funds paid to LICENSEE.

4.5	Patent and License Maintenance Fees.

Year	Annual Amount
Calendar Years 2023-2024	$0
Calendar Year 2025	$20,000
Calendar Year 2026	$30,000
Calendar Year 2027	$50,000
In 2028 and each year thereafter	$100,000/year

Annual Maintenance Fees shall be credited against Royalties due on Net Sales made during the calendar year for which the Annual Maintenance Fees apply.

4.6	Diligence and Timelines. LICENSEE shall use commercially reasonable efforts and diligence to bring a full scope of products, including processes based on LICENSED PATENTS and technology, to the market through a thorough, vigorous and diligent program for exploiting the LICENSED PATENTS and technology and to continue active, diligent marketing efforts throughout the life of this Agreement.

Performance milestones are established to ensure that products based on the LICENSED PATENTS are developed in a timely manner. As part of the diligence required by the agreement, LICENSEE agrees, to the best of their efforts, to reach the following commercialization and research and development milestones by the following dates:

Milestone	Due Date
Identification of lead agonist and/or antagonist candidates for MC1R.	July, 2023
Complete non-GMP or GMP manufacturing and specifications – contract manufacturing of lead candidates	December, 2023
Manufacturing (GMP) and Formulations – a topical (crème, patch or film) and sterile injectable formulation intravenous/subQ/i.m.	March, 2024
Pre-IND Meeting with FDA on 1st MC1R candidates	November, 2023
File IND/CTA for 1st MC1R lead in US/EUR with FDA/EMA	March. 2024
Complete Phase I clinical trials of MC1R candidates – Skin/Phototoxicity or other skin disease	March, 2025
Complete Phase II clinical trial of MC1R candidates – Skin/Phototoxicity or other skin disease	June, 2027
Complete Phase III clinical trial of MC1R candidate – Skin/Phototoxicity or other skin disease	June, 2029
Commence Commercial Sales of MCxR products – Can Not be Guaranteed	N/A

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4.7	Financial Audit. At either Party’s (the “Auditing Party”) request (not to be made more than once in any twelve (12) month period and not more than two (2) years after delivery of the report setting forth such computation), the other Party (the “Audited Party”) shall permit a firm of independent accountants mutually acceptable to the Parties (which accountants shall not have been hired or paid on a contingency basis) (“Independent Accountant”), to have access at the Audited Party’s offices upon reasonable written notice and during ordinary working hours to such records as may be necessary to audit any computation under the Agreement. Such Independent Accountant shall sign a confidentiality agreement in form and substance reasonably satisfactory to the Audited Party. The Independent Accountant of the Auditing Party shall report to the Auditing Party whether or not the Audited Party is in compliance with the terms of the Agreement; and provide the Audited Party with a copy of the report or other summary of findings prepared by such accountants promptly following its receipt of same. The costs and expenses of such audit and the Independent Accountant shall be paid (i) by the Auditing Party, if the Independent Accountant determines that Auditing Party was underpaid by less than a five percent (5%) variance from the actual amount payable; and (ii) by the Audited Party, if the Independent Accountant determines that Auditing Party was underpaid by a variance of more than five percent (5%) from the actual amount payable. If any inspection or audit by the Independent Accountant conducted pursuant to this Section should reveal a discrepancy in the amounts paid from those payable under this Agreement, such payment shall be paid as applicable.

4.8	True-up; Reconciliation. True – up; Reconciliation. Within one hundred and eighty (180) days after the end of each calendar year during the Term, ANEW shall perform a ‘true-up; reconciliation’ of the actual deductions outlined in the definition of Net Sales pertaining to the relevant calendar year and prepare a report regarding the same (each report a “Reconciliation Report”). Any reconciliation shall be based on actual cash paid or credits issued plus an estimate for any remaining liabilities incurred related to the Product, but not yet paid. The last ‘true-up; reconciliation’ shall be performed by ANEW two (2) years after the end of the calendar year in which the last unit of the Product is sold. If a Reconciliation Report shows either an underpayment or an overpayment of any amounts between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party.

4.9	Taxes. ANEW shall be entitled to deduct from its payments to TELEOST the amount of any withholding taxes required to be withheld up to the level of applicable tax rate paid to the appropriate government agency on behalf of ANEW. ANEW will deliver to TELEOST, upon request, any such deduction, proof of payment of all such withholding taxes and use Commercially Reasonable Efforts to provide required documents to TELEOST for obtaining credit for such tax payment.

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5.0	REPRESENTATIONS AND WARRANTIES OF TELEOST.

5.1	TELEOST hereby represents, warrants and covenants to ANEW that:

(i)	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(ii)	neither the execution and delivery of this Agreement by TELEOST nor its performance hereunder conflicts with or results in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of its certificate/article of incorporation or bylaws, or any note, bond, mortgage, indenture, University of Arizona license agreements, other agreements or other instrument or obligation to which it or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective properties or assets may be bound or, to its knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its Affiliates or any of their respective properties or assets;

(iii)	this Agreement is a legal, valid and binding agreement of TELEOST enforceable in accordance with its terms;

(iv)	neither it nor any of its Affiliates have entered or will enter, directly or indirectly, into any contract or any other transaction with any Third Party or Affiliate that conflicts or derogates from its undertakings under this Agreement;

(v)	TELEOST has, and will at all times throughout the Term have, the requisite expertise, experience and skill to perform its obligations hereunder;

(vi)	TELEOST owns and has the unencumbered right to the TELEOST Intellectual Property Rights licensed from the University of Arizona and the right, power and authority to grant the license to ANEW hereunder;

(vii)	the use by ANEW of the TELEOST Intellectual Property, including TELEOST’s formulation and process related to the manufacturing, supply, importation and Marketing of the Product does not violate, and shall not violate, any Third Party Intellectual Property Rights (e.g. with University of Arizona and/or others);

(viii)	all Patents and Products hereunder shall be free and clear of all security interests, liens or other encumbrances of any kind or character.

5.2	Ethics and Anti-Bribery. TELEOST shall (and shall ensure that its Affiliates shall) ensure material compliance with the applicable provisions of the Applicable Law of the Territory, and/or the U.S. Foreign Corrupt Practices Act. TELEOST further agrees that it shall not make any payments, in cash or in kind, to obtain business for ANEW, or for the benefit ANEW or for any other improper purpose.

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6.0	REPRESENTATIONS AND WARRANTIES OF ANEW.

6.1	ANEW hereby represents, warrants and covenants to TELEOST that:

(i)	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(ii)	neither the execution and delivery of this Agreement by ANEW nor its performance hereunder conflicts with or results in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of its certificate of incorporation or bylaws, or any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a Party or by which it or any of its properties or assets may be bound, or, to its knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a material adverse effect on its business or financial condition or the transactions contemplated hereby;

(iii)	this Agreement is a legal, valid and binding agreement of ANEW, enforceable in accordance with its terms;

(iv)	neither it nor any of its Affiliates have entered or will enter, directly or indirectly, into any contract or any other transaction with any Third Party or Affiliate that conflicts or derogates from its undertakings under this Agreement;

(v)	ANEW has, and will at all times throughout the Term have, the requisite expertise, experience and skill to perform its obligations hereunder; and

(vi)	Product will be developed, manufactured, marketed and stored (after receipt of Product) by it in accordance with cGMP, the Regulatory Approvals, the Quality Agreements, Applicable Law, and this Agreement.

6.2	Disclaimer. Except as expressly set forth in this Agreement, ANEW does not make any, and hereby expressly disclaims any and all representations, guarantees or warranties, implied, statutory or otherwise, in connection with this Agreement.

7.0	INTELLECTUAL PROPERTY.

7.1	Ownership of Intellectual Property Rights. All existing and future Intellectual Property Rights of the Parties shall be owned as follows:

7.1.1	All Intellectual Property Rights owned by a Party hereto on the Effective Date and all improvements thereto made by a Party shall continue to be owned by such Party;

7.1.2	Any inventions, improvements, additions or discoveries (whether capable of any form of Intellectual Property Rights protection or not), innovations, suggestions, conceptualizations, reports, any process changes and enhancement of volumes/yield or data made or developed by a Party in relation to Product and/or API during the Term shall be owned by such Party;

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7.1.3	Any Intellectual Property Rights jointly conceived, reduced to practice or otherwise generated by the Parties as a result of activities jointly conducted pursuant to this Agreement shall be owned jointly owned by the Parties;

7.1.4	Each Party shall, at the other Party’s request and expense take such steps as may be reasonably required to maintain the validity and enforceability of the other Party’s Intellectual Property Rights during the Term;

7.1.5	Neither Party shall do or omit to do, or authorize any Third Party to do or omit to do, any act or omission that would or might invalidate or be inconsistent with any of Intellectual Property Rights owned by the other Party; and

7.1.6	Each Party shall be free to use and practice its own Intellectual Property Rights and/or the joint Intellectual Property Rights for any purpose in any country in the world on terms that are not or will not be inconsistent with the terms of this Agreement without any obligation to notify or obtain the consent of the other Party of such intended use, and without any obligation to pay royalties or other compensation to the other Party by reason of such use during the Term and thereafter.

7.2	Intellectual Property Matters.

7.2.1	Each Party agrees to use its Commercially Reasonable Efforts to review and inform the other Party of any patents or published patent applications that might issue as patents that come to their attention and pertain to any API, any production formulation, or the processes for making API or the Product.

7.2.2	ANEW agrees to cooperate with TELEOST, at TELEOST’s cost, in good faith to assist TELEOST in the prosecution and defense against any Third Parties that Market or seek to Market any Competing Product or a product that is likely to compete with the Product in the Territory and that infringe applicable Intellectual Property Rights owned or controlled by TELEOST.

7.2.3	ANEW shall be entitled postpone, delay, suspend the Launch Date or cease the Marketing and commercialization of the Product in the Territory in the event litigation relating to such Product is pending, threatened or reasonably anticipated by ANEW. Provided that, in case of a tender market country of the Territory, ANEW shall use Commercially Reasonable Efforts to launch the Product within the above timelines provided ANEW has won a tender in such country of the Territory.

7.3	No Settlement. TELEOST shall not enter into any settlement, agreement, consent judgment or other voluntary final disposal of a proceeding or threatened proceeding under this Section, in whole or in part, without the prior written consent of ANEW, which consent shall not be unreasonably withheld. Nothing contained herein shall be construed as advocating a settlement that is unlawful under Applicable Law.

7.4	Trademark. ANEW shall have the sole right to determine and own the trademark under which the Product is sold. ANEW shall own all right, title, and interest to the trademarks affixed to the Product, and shall be responsible for the registration, prosecution, and maintenance thereof.

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8.0	INDEMNIFICATION: LIMITATION ON LIABILITY.

~~8.1~~	Indemnification by TELEOST. TELEOST covenants and agrees to indemnify, defend and hold ANEW, its Affiliates and their respective directors, managers, officers, shareholders, employees and agents harmless from and against any and all losses, liabilities, damages, costs and expenses, including reasonable attorney’s fees and disbursements (collectively, “Damages”) in connection with any and all suits, investigations, claims or demands resulting from or rising out of: (a) any breach by TELEOST or its Affiliates of this Agreement; (b) any gross negligence or willful misconduct by TELEOST or its Affiliates; (c) any infringement, violation or misappropriation of any Intellectual Property Rights, including any allegation or claim that ANEW’s importation and marketing of the Product infringes any Third Party Intellectual Property Rights; or (d) any product liability claim associated with a Product that does not conform to the Specifications or otherwise does not conform with the requirements of ANEW set forth in this Agreement. Notwithstanding the foregoing, with respect to a product liability claim contemplated by clause (c) above, in the event the Parties disagree in good faith regarding whether a Product does not conform to the Specifications attributable to any manufacturing defect or otherwise does not conform with the requirements of TELEOST set forth in this Agreement, the dispute shall be referred to a mutually agreed independent laboratory for resolution, which resolution shall be binding on the Parties.

8.2	Indemnification by ANEW. ANEW covenants and agrees to indemnify, defend and hold TELEOST, its Affiliates, and their respective directors, managers, officers, shareholders, employees and agents harmless from and against any and all Damages in connection with any and all suits, investigations, claims or demands by Third Parties resulting from or arising out of: (a) any breach or alleged breach by ANEW or its Affiliates of this Agreement; (b) any negligence, gross negligence or willful misconduct by ANEW or its Affiliates; or (c) any product liability claim arising out of any disposal, misapplication of, mishandling, or misuse of the Product(s) except, in each case, to the extent of TELEOST’s indemnification obligations under Section 8.1.

8.3	Indemnification Procedure. As soon as a Party becomes aware of the possibility of a claim involving indemnification under this Section 8 (“Indemnified Party”), the Indemnified Party shall give the other Party (“Indemnifying Party”) prompt written notice in writing and shall permit the Indemnifying Party to have control over the defense of such claim or suit. The indemnified Party agrees to provide all reasonable information and assistance to the indemnifying Party in such defense. No such claims shall be settled other than by the Indemnifying Party defending the same, and then only with the consent of the other Party, which shall not be unreasonably withheld or delayed; provided however, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

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8.4	Limitation of Liability. Except in the event of and to the extent of (a) damages awarded to a Third Party (i) in connection with the indemnification provisions set forth in Section 8 above or (ii) in connection with an suit concerning Intellectual Property Rights, (b) a breach of Applicable Law, Confidentiality or the Intellectual Property rights of the other Party or the other Party’s Affiliates, and (c) damages arising from the death or personal injury to an individual or gross negligence or willful misconduct of a Party or its Affiliates, no Party or its Affiliates shall be liable to the other Party or its Affiliates for special, indirect, incidental or consequential damages (including, without limitation, lost profits to the extent constituting consequential damages), whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of this Agreement or the activities contemplated hereunder.

8.5	The remedies provided in this Section 8 shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights, or seeking of other remedies against Indemnifying Party.

8.6	The obligation of the Indemnified Party contained in this Section shall remain operative and in full force and effect regardless of any pending investigation made by or on behalf of any Indemnified Party.

9.0	INSURANCE.

During the Term of this Agreement, TELEOST and ANEW shall, each at its own expense, obtain and maintain insurance policies to cover their product liability, responsibilities and risks under this Agreement.

10.0	CONFIDENTIAL INFORMATION.

10.1	Each Party to this Agreement shall maintain in strict, confidence, and shall not disclose to any Third Party, any Confidential Information observed by or disclose or on behalf of the other Party pursuant to this Agreement. Each Party shall not use or disclose such Confidential Information except as permitted by this Agreement. Each Party shall safeguard with confidential and proprietary nature of the Confidential Information of the other Party with at least the same degree of care as it holds its own Confidential Information of like kind, which shall be no less than a reasonable degree of care. Notwithstanding the foregoing, the preceding restrictions shall not apply to information that the Receiving Party can sufficiently demonstrate by written records:

10.1.1.1	Was lawfully in its possession prior to the time of disclosure pursuant to this Agreement;

10.1.1.2	Is or becomes public knowledge through no fault, omission, of the Receiving Party; or

10.1.1.3	Was independently developed for or by the Receiving Party, without violating the terms of this Agreement.

In addition, if Receiving Party is requested to disclose the Confidential Information of the Disclosing Party in connection with a legal or administrative proceedings or otherwise to comply with a requirement under Applicable Law, the Receiving Party shall give the Disclosing Party prompt notice of such request to enable the Disclosing Party to seek an appropriate protective order or other remedy or to waive compliance with the relevant provisions of this Agreement. If the Disclosing Party seeks a protective order or any other remedy, Receiving Party shall promptly cooperate with and reasonably assist the Disclosing Party in such efforts. If the Disclosing Party fails to obtain a protective order or waives compliance with the relevant provisions of this Agreement, the Receiving Party shall disclose only that portion of Confidential Information which its independent outside legal counsel determines is required to be disclosed.

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10.2	Return of Confidential Information. At any time during the Term, and immediately upon expiry or termination of this Agreement, upon the written request of the Disclosing Party, the Receiving Party shall promptly return or destroy, at the Disclosing Party’s option, all Confidential Information of the Disclosing Party; provided, however, that subject to the terms of this Agreement, the Receiving Party shall be entitled to retain one copy of such Confidential Information for purposes of determining its obligations under this Agreement. Notwithstanding the above, the Receiving Party shall continue to be bound by its obligation of confidentiality and non-use under this Agreement.

10.3	The provisions of this Section 10 shall survive the termination or expiration of this Agreement and for a period of five (5) years thereafter.

11.0	TERM AND TERMINATION.

11.1	Term. This Agreement shall commence on the Effective Date and shall continue until expiration of the last to expire of the LICENSED PATENTS, unless sooner terminated as provided in another specific provision.

11.2	Material Breach. This Agreement may be terminated by either Party, on a Product-by-Product basis or in its entirety, by written notice provided to the other Party at any time during the Term if the other Party (the “Breaching Party”) is in material breach or default of any of its obligations or any of its representations or warranties hereunder were untrue in a material respect when made, as follows: (i) the terminating Party shall send written notice of the material breach or material default to the Breaching Party, and (ii) the termination shall become effective thirty (30) days after written notice thereof was provided to the Breaching Party, unless and if such material breach or default could be cured, and the Breaching Party has cured any such material breach or default prior to the expiration of the thirty (30) day period.

11.3	Insolvency or Bankruptcy. Either Party may terminate this Agreement effective upon issuance of written notice if, at any time, the other Party files a petition in bankruptcy, or enters into an arrangement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent.

11.4	Change in Control. In the event of change in Control of a Party, such Party shall immediately intimate the other Party of such change in Control, after which, the other Party shall have the absolute right and discretion to either (i) seek reasonable assurances to its satisfaction that the terms and provisions hereof including the manufacturing process, quality and consistency of the Product shall be maintained as existing as of the period immediately prior to the change in Control and continue with this Agreement; or (ii) terminate this Agreement with a written notice to the other Party, which termination shall be effective immediately.

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11.5	Additional Grounds for Termination. Upon written notice of one hundred and eighty (180) days to TELEOST, ANEW shall be entitled to terminate this Agreement, on a Product-by-Product basis, under the following circumstances:

(i)	in the event of a Product Development Failure;

(ii)	if, in the reasonable opinion of ANEW, the sale of the Product is no longer commercially viable to ANEW in the Territory or a country in the Territory.

11.6	Third Party Infringement. ANEW may terminate this Agreement immediately upon written notice to TELEOST in the event of an actual or alleged infringement by of any Third Party Intellectual Property Rights by the manufacture, use, import, export, registration and/or Marketing of the Product.

11.7	Force Majeure Event Termination. If a Force Majeure Event continues for a consecutive period of at least sixty (60) days, the Party effected may, upon notice to the other Party, terminate this Agreement, such termination to be effective thirty (30) days from the date of such notice.

11.8	Consequences of termination. Expiration or termination of this Agreement for whatever reason shall not affect the liabilities or obligations of the Parties hereunder in respect of matters accrued at the time of such expiration or termination, and shall be without prejudice to any other right or remedies available at law or in equity. Upon the effective date of expiration of the Term or upon termination of this Agreement, the following consequences shall apply:

11.8.1	the licenses granted by TELEOST to ANEW for the Territory under this Agreement shall become non-exclusive, fully-paid up, royalty-free, perpetual, irrevocable licenses;

11.8.2	ANEW shall continue to be the owner of the Regulatory Approval in Territory and shall be fully free to exploit them and/or commercialize the Product in the Territory;

11.9	Survival. The termination or expiration of this Agreement shall not affect the survival and continuing validity of the following Sections: Financial Audit, Disputes as to Payment, Representations and Warranties of TELEOST, Representations and Warranties of ANEW, Intellectual Property, Indemnification, Insurance, Confidentiality, Survival, Notices, Dispute Resolution and Miscellaneous.

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12	NOTICES.

12.2	All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Party giving such notice) hand delivered by messenger or courier service, sent by e-mail (with confirmation received of recipient’s number) to the number set forth below, or mailed by registered or certified mail (postage prepaid), return receipt requested, or delivered by delivery service, addressed to:

If to ANEW:	ANEW MEDICAL, INC.
13576 Walnut Street
Omaha, NE 68144
e-mail: info@anewmeds.com
Attention: CEO or President

If to TELEOST:	TELEOST BIOPHARMACEUTICALS, LLC.
2500 Dartmouth Street
Boulder, CO. 80305
e-mail: info@teleost.com
Attention: CEO or President

12.3	Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery (including by delivery service, with proof of delivery), (b) on the date telecommunicated if by facsimile (with confirmation of receipt), and (c) on the date upon which the return receipt is signed or delivery is refused, as the case may be, if mailed.

12.4	By giving to the other Party written notice thereof as provided in Section 14.1, a Party shall have the right from time to time, at any time during the Term, to change their respective addresses.

13	GOVERNING LAW AND DISPUTE RESOLUTION.

13.2	This Agreement shall be governed by and interpreted in accordance with laws of the State of Wyoming, without giving effect to the principles of conflict of laws thereof.

13.3	Neither Party shall commence a legal action in respect of any disputes, controversies or claims, whether of law or fact, of any nature whatsoever arising from or respecting this Agreement (a “Dispute”) without first complying with the following procedure:

13.3.1	A Party claiming that a Dispute has arisen shall first provide written notice to the other Party giving details of the Dispute;

13.3.2	Within seven (7) days after such notice has been received, each Party shall designate a representative authorized to settle the Dispute on its behalf;

13.3.3	The Parties shall use Commercially Reasonable Efforts to resolve the Dispute within thirty (30) days of either Party first providing a notice in accordance with the terms of this Agreement (“Negotiation Period”); and

CONFIDENTIAL

13.3.4	In the event the Parties are unable to resolve the Dispute in or during the Negotiation Period, such Dispute shall be settled exclusively and conclusively by binding arbitration in accordance with the applicable rules of the London Court of International Arbitration (“Arbitration”) in force at the time of the Dispute, which rules are incorporated herein by reference. The Arbitration shall be conducted in the Wilmington, Delaware, USA. The number of arbitrators shall be three (3); one (1) appointed by each Party and such appointed arbitrators to appoint the third (3rd) arbitrator. The language of the Arbitration shall be English. The decision of the arbitrators on the Dispute shall be final and binding upon the Parties and upon all persons claiming under and through them, and judgment on the Arbitration shall be enforceable in any court of competent jurisdiction. The Party prevailing in any such Arbitration shall be entitled, in addition to such other relief that is granted, to a reasonable sum as and for its attorneys’ fees in such proceeding, as determined by the arbitrators.

13.4	Any disputes regarding any payments to be made by ANEW that cannot be resolved in accordance with the AGREEMENT that can not be resolved in accordance with the AGREEMENT shall be resolved by reference to Arbitration.

14	MISCELLANEOUS

14.2	Publicity. Neither Party shall issue any press release or other publicity materials or make any presentation with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of the other Party in each instance. This restriction shall not apply to the extent that any such disclosures are required under Applicable Law, including as may be required in connection with any filings required to the made with the Regulatory Authorities or the Securities and Exchange Commission (“SEC”).

14.3	Relationship. TELEOST and ANEW are and shall remain independent contractors. Nothing contained herein shall be construed to place the Parties in relationship of partners, in a joint venture, principal and agent, or an employer and employee. Neither Party shall have the power to assume, create or incur any liability or obligation of any kind, express or implied, in the name of or on behalf of the other Party by virtue of this Agreement.

14.4	Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as permitted herein, neither Party may assign its rights or delegate its obligations under this Agreement to a Third Party without the express prior written consent of other Party.

14.5	Force Majeure.

14.5.1	Neither Party shall be liable to the other Party for any non-performance or delay in the fulfillment of its obligations when any such non-performance or delay shall be occasioned by any unforeseeable cause beyond the reasonable control of ANEW or TELEOST (or their respective Affiliates), as the case may be, including acts of God, fire, flood, earthquakes, explosions, sabotage, strikes, civil commotion, riots, military invasions, wars, failure of carriers, or any acts, restraints, requisitions, regulations, or directives issued by a competent government authority (“Force Majeure Events”), provided that such non-performance or delay shall be promptly communicated to the Party not affected by the Force Majeure Event. Notwithstanding the above, the Party affected by the Force Majeure Event shall use Commercially Reasonable Efforts to (i) mitigate the effects of the Force Majeure Events on the performance of its obligations under this Agreement; and (ii) continue to perform the terms of this Agreement to the extent feasible in view of such Force Majeure Event.

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14.5.2	In the event that either Party is delayed in discharging its obligations under this Agreement on account of a Force Majeure Event, such Party shall notify the other forthwith, and shall nevertheless make every endeavor, in good faith, to discharge its said obligations, even if in a partial or compromised manner. If either Party is unable to perform its obligations hereunder as a result of a Force Majeure Event the Party not affected by the Force Majeure Event can terminate the Agreement.

14.6	Severability. Should any part or provision of this Agreement be held invalid or unenforceable or in conflict with Applicable Law by a court of competent jurisdiction, the invalid or unenforceable part or provision shall, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

14.7	Amendment. No modification, amendment, variation, extension, or waiver of this agreement or any provision hereof shall be binding or effective unless in writing and signed by a duly authorized representative of each of the Parties.

14.8	Waiver. Any waiver and/or extension shall be evidenced by an instrument in writing executed by an officer authorized to execute such waivers and/or extensions. No waiver by either Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s right under any other provision of this Agreement. No failure by any Party to strictly enforce any of the provisions of this Agreement, to exercise any right under this Agreement, or to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement, to exercise such right or to take action against such breach or default or any subsequent breach or default by such other Party. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

14.9	Further Documents. Each Party agrees to execute such further documents and take such further steps as may be reasonably necessary or desirable to give effect to this Agreement.

14.10	Headings. The Sections and clause headings contained in this Agreement are for reference purposes only and shall not, in any way, affect the meaning or interpretation of this Agreement.

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14.11	Entire Agreement. This Agreement (including its Schedules) constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the Parties.

14.12	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed and together shall constitute one and the same instrument. This Agreement may be delivered by PDF transmission and receipt of a PDF copy of any Party’s signature shall be considered to be receipt of an original copy thereof; provided that any Party executing this Agreement by PDF shall, as soon as practicable following execution of this Agreement, provide an originally executed counterpart of this Agreement to the other Party.

14.13	Amendments and modifications. No provision of this Agreement shall be deemed amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such amendment, supplement or modification.

14.14	Construction. The Parties acknowledge that each Party has been advised by counsel during the course of negotiation of this Agreement and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives and to be effective as of the Effective Date.

ANEW MEDICAL, INC.		TELEOST BIOPHARMACEUTICALS

By:	/s/ Joseph Sinkule	By:	/s/ Sean Shelby
Name:	Joseph Sinkule	Name:	Sean Shelby
Title:	CEO	Title:	CEO

(SIGNATURE PAGE TO LICENSE AGREEMENT)

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ADDENDUM I

LISTING OF PATENTS, TECHNOLOGY and KNOW HOW

MC1R and Gamma-Melanocortins

Licensed Intellectual Properties

ID #	US Patent No.	Issue Date	Expire Date	Title
UA12-038	9,441,013	9/13/2016	5/17/2032	Melanocortin 1 Receptor Ligands and Methods of Use
UA12-038	10,329,326	6/25/2019	5/17/2032	Melanocortin 1 Receptor Ligands and Methods of Use
UA14-138	9,290,539	3/22/2016	6/10/2034	Melanotropin Ligands for Skin Care
UA14-138	9,539,301	1/10/2017	6/10/2034	Melanotropin Ligands For Skin Care
UA14-138 - European	EUR 3,177,737	10/14/2020	10/14/2038	Novel Modulators of Melanocortin Receptors
UA15-143	10,188,704	01/29/2019	01/20/2037	Enhanced melanoma cancer prevention skin pigmentation

<End of Agreement>